Exhibit 99.1
The Vita Coco Company Reports Fourth Quarter and Full Year 2022 Financial Results

Full Year Net Sales Increased 13% to $428 million Driven by Vita Coco Coconut Water Growth of 18%
Full Year Net Income of $8 million and Full Year Non-GAAP Adjusted EBITDA1 of $20 million Consistent with Guidance

For Fiscal Year 2023, Expect Significant Cost of Goods Improvements and Adjusted EBITDA2 between $52-58 million

NEW YORK, NY – March 8, 2023 – The Vita Coco Company, Inc. (NASDAQ:COCO) (“Vita Coco” or “the Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Highlights Compared to Prior Year
•Net sales grew 6% to $92 million, slightly exceeding expectations, driven by Vita Coco Coconut Water growth of 4%
•Gross profit was flat to prior year at $22 million, or 24% of net sales versus 25% of net sales
•Net loss attributable to shareholders was $(3) million, or $(0.05) per diluted share, compared to a net loss attributable to shareholders of $(3) million, or $(0.06) per diluted share
•Non-GAAP Adjusted EBITDA1 was $4 million compared to $1 million

Full Year 2022 Highlights Compared to Prior Year
•Net sales grew 13% to $428 million driven by Vita Coco Coconut Water growth of 18%
•Gross profit decreased to $103 million, or 24% of net sales, from $113 million, or 30% of net sales, with the decrease driven by higher year-over-year transportation costs
•Net income attributable to shareholders was $8 million, or $0.14 per diluted share, compared to $19 million, or $0.35 per diluted share
•Non-GAAP Adjusted EBITDA1 was $20 million compared to $37 million due primarily to higher transportation and ongoing incremental public company costs

Michael Kirban, the Company's Co-founder and Executive Chairman, stated, "I am very proud of our team's performance during a challenging supply chain environment in 2022, and I'm very excited that in early 2023 we are starting to see those challenges ease. I'm especially happy with our strong Vita Coco Coconut Water net revenue growth of 18% for the year, building on a very strong brand performance in 2021. On a three-year basis, our fourth quarter Vita Coco Coconut Water net sales grew 115%, and our full year net sales grew 72% over the same period in 2019, demonstrating the underlying health of our brand. In 2023, we expect continued growth on our Vita Coco Coconut Water net sales, improvement of our gross margin as we improve our supply chain costs throughout the year, and substantial progress in improving our Adjusted EBITDA. We are committed to our long-term ambition to create and maintain category leading brands in the broader better-for you, functional beverage segment and we see 2023 as a year where we invest behind our opportunities."

Martin Roper, the Company’s Chief Executive Officer, said, “We are pleased with our 2022 results. Gross margins for the quarter benefited from front line pricing actions during the year, but were impacted by temporary supply chain costs related to our inventory build. We have seen these inventory related expenses recede during the first months of 2023. By the end of the year we expect inventories to return to more normal levels. We are happy that our Vita Coco brand remains very healthy, and our key 2023 commercial initiatives that support our 2023 guidance are progressing positively. As a result of favorable trends on demand and costs, we intend to increase our investment in marketing and sales execution in to order to maintain our momentum."

Fourth Quarter 2022 Consolidated Results
Net sales increased $5 million, or 6%, to $92 million for the fourth quarter ended December 31, 2022, compared to $87 million for the fourth quarter ended December 31, 2021. The increase in net sales was driven by increased case equivalent ("CE") volumes coupled with some benefits from net pricing actions offset by product mix and promotional timing.

Gross profit was $22 million for the fourth quarter of 2022, which was flat compared to the fourth quarter of 2021. Gross margin of 24.4% in the fourth quarter decreased slightly from 24.9% in the same period last year, with both periods experiencing temporary increased domestic transportation costs in addition to the significant increases in ocean freight rates.

Selling, general and administrative expenses ("SG&A") in the fourth quarter of 2022 were $27 million, compared to $27 million in the same prior year period. The fourth quarter of 2022 included a non-cash intangible asset impairment charge of $7 million related to Runa trademarks and distributor relationships and a benefit compared to fourth quarter of 2021 from lower bonuses and marketing.

Net loss attributable to shareholders was $(3) million, or $(0.05) per diluted share, for the fourth quarter of 2022, compared to a net loss of $(3) million, or $(0.06) per diluted share, in the fourth quarter of 2021. Net income was positively impacted by a foreign currency gain and a non-cash mark-to-market gain in fair value on foreign currency hedges.

Adjusted EBITDA1 for the fourth quarter of 2022 was $4 million, compared to $1 million in the fourth quarter of 2021. The increase in Adjusted EBITDA1 was primarily driven by reduced SG&A costs.

Full Year 2022 Consolidated Results
Net sales increased $48 million, or 13%, to $428 million for the year ended December 31, 2022, compared to $380 million for the year ended December 31, 2021. The increase in net sales was driven by higher Vita Coco Coconut Water CE volumes across both the Americas and International segments.
Strong top line growth driven by the continued underlying strength of our Vita Coco brand was offset by increased transportation costs primarily due to global shipping cost pressures and increased domestic transportation costs, including congested ports and warehouses. As a result, gross profit decreased by $10 million, or 9%, to $103 million for the year ended December 31, 2022, from $113 million for the year ended December 31, 2021. Gross margin was 24.2% for the year ended December 31, 2022, as compared to 29.8% for the year ended December 31, 2021.

SG&A expenses increased by $12 million, or 13%, to $100 million for the year ended December 31, 2022, from $89 million for the year ended December 31, 2021. The increase was primarily driven by a net increase in people costs, a full year of ongoing public company costs and a non-cash intangible asset impairment charge of $7 million related to the Runa trademarks and distributor relationships, partially offset by non-recurring IPO readiness expenses in 2021.
Net income attributable to shareholders was $8 million, or $0.14 per diluted share for the year ended 2022, compared to $19 million, or $0.35 per diluted share in the prior year. The decrease versus prior year was primarily driven by the decrease in gross profit from increased transportation costs, an increase in SG&A expenses, partially offset by the favorable impact of the non-cash mark-to-market gain in fair value on foreign currency hedges.
Adjusted EBITDA1 for the year ended 2022 was $20 million, compared to $37 million in 2021. The decrease in Adjusted EBITDA1 was primarily driven by higher transportation costs and the incremental impact of a full year of public company costs.

Balance Sheet

As of December 31, 2022, the Company had cash and cash equivalents of $20 million, compared to $29 million as of December 31, 2021. There was no debt as of December 31, 2022 and 2021. The decrease in net cash was primarily driven by higher working capital needs. Inventories as of December 31, 2022 totaled $84 million. On December 31, 2022, there were 56,019,050 shares of common stock outstanding.
Fiscal Year 2023 Full Year Outlook
The Company is providing the following guidance:

•Expect net sales growth of approximately of 9-11% compared to fiscal year 2022, with Vita Coco Coconut Water expected to grow mid-teens and Private Label net sales approximately flat.
•Full year gross margin expected to be between 32% and 34%, with first quarter expected to approach 30%, showing significant improvement over 2022, and sequential improvement expected in the next two quarters, due primarily to improvement in transportation costs, with contributions from price and mix.
•Higher full year SG&A expenses to support long term growth initiatives, build commercial capabilities, cover increased employee costs, and improve efficiencies with GAAP reported SG&A expenses growing ahead of net sales.
•Forecasting Adjusted EBITDA in the range of $52 million to $58 million2.
Uncertainty and instability of the current operating environment, global economies, and geopolitical landscape could affect this outlook and our future results.
Footnotes:
(1)Adjusted EBITDA represents earnings before income, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.
(2)GAAP Net Income 2023 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.
Conference Call and Webcast Details
The Vita Coco Company will host a conference call and webcast at 8:30 a.m. ET today to discuss these results. To participate in the live earnings call and question and answer session, please register at https://register.vevent.com/register/BIa79870562b5d477d9bec9713d5ee646c and dial-in information will be provided directly to you. A slide presentation to support the webcast, and the live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.
About The Vita Coco Company
The Vita Coco Company was co-founded in 2004 by Chairman Michael Kirban and Ira Liran. Pioneers in the functional beverage category, The Vita Coco Company’s brands include the leading coconut water, Vita Coco; clean energy drink Runa; sustainable enhanced water, Ever & Ever; and protein-infused water, PWR LIFT. With its ability to harness the power of people and plants, while balancing purpose and profit, The Vita Coco Company has created a modern beverage platform built for current and future generations.

The company is incorporated as a Public Benefit Corporation in Delaware and is a Certified B Corporation™.
Contacts

Investor:
ICR, Inc.
investors@thevitacococompany.com

Non-GAAP Financial Measures
In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.
These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, prospects, expectations, plans, objectives of management, supply chain predictions and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at www.vitacoco.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$19,629	$28,690
Accounts receivable, net of allowance of $2,898 at December 31, 2022, and $1,301 at December 31, 2021	43,350	47,195
Inventory	84,115	75,360
Supplier advances	1,534	1,170
Derivative assets	3,606	126
Asset held for sale	503	—
Prepaid expenses and other current assets	22,181	20,718
Total current assets	174,918	173,259
Property and equipment, net	2,076	2,473
Goodwill	7,791	7,791
Intangible assets, net	—	7,934
Supplier advances	4,360	2,808
Deferred tax assets, net	4,256	1,265
Right-of-Use Asset	2,679	—
Other assets	1,677	1,954
Total assets	$197,757	$197,484
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,910	$28,338
Accrued expenses	38,342	42,399
Notes payable, current	23	28
Derivative liabilities	71	3,197
Total current liabilities	54,346	73,962
Credit facility	—	—
Notes payable	25	48
Other long-term liabilities	2,293	301
Total liabilities	$56,664	$74,311
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; and 62,225,250 shares and 61,764,582 shares issued at December 31, 2022 and 2021, respectively; 56,019,050 and 55,558,382 shares outstanding at December 31, 2022 and 2021, respectively.	622	618
Additional paid-in capital	145,210	134,730
Retained earnings	55,183	47,369
Accumulated other comprehensive loss	(994)	(616)
Treasury stock, 6,206,200 shares at cost as of December 31, 2022, and December 31, 2021	(58,928)	(58,928)
Total stockholders’ equity attributable to The Vita Coco Company, Inc.	141,093	123,173
Total liabilities and stockholders’ equity	$197,757	$197,484

THE VITA COCO COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except for share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net sales	$91,991	$86,584	$427,787	$379,513
Cost of goods sold	69,558	64,997	324,426	266,365
Gross profit	22,433	21,587	103,361	113,148
Operating expenses
Selling, general and administrative	27,288	26,662	100,306	88,559
Total operating expenses	27,288	26,662	100,306	88,559
Income from operations	(4,855)	(5,075)	3,055	24,589
Other income (expense)
Unrealized gain/(loss) on derivative instruments	190	843	6,606	2,093
Foreign currency gain/(loss)	1,895	(75)	1,387	(2,088)
Loss on extinguishment of debt	—	(132)	—	(132)
Interest income	21	23	51	127
Interest expense	(45)	(41)	(258)	(360)
Total other income (expense)	2,061	618	7,786	(360)
Income before income taxes	(2,794)	(4,457)	10,841	24,229
Income tax expense	(16)	1,040	(3,027)	(5,237)
Net income	$(2,810)	$(3,417)	$7,814	$18,992
Net income/(loss) attributable to noncontrolling interest	—	—	—	(23)
Net income attributable to The Vita Coco Company, Inc.	$(2,810)	$(3,417)	$7,814	$19,015
Net income attributable to The Vita Coco Company, Inc. per common share
Basic	$(0.05)	$(0.06)	$0.14	$0.35
Diluted	$(0.05)	$(0.06)	$0.14	$0.35
Weighted-average number of common shares outstanding
Basic	55,951,237	54,963,697	55,732,619	53,689,910
Diluted	56,405,035	55,521,024	56,123,661	54,186,121

THE VITA COCO COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Twelve Months ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$7,814	$18,992
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,901	2,069
(Gain)/loss on disposal of equipment	1	112
Bad debt expense	2,641	76
Unrealized (gain)/loss on derivative instruments	(6,606)	(2,093)
Stock-based compensation	7,384	3,380
Impairment loss on assets held for sale	619	—
Impairment of intangible assets	6,714	—
Deferred tax expense/(benefit)	(3,081)	(1,644)
Noncash lease expense	1,058	—
Loss on extinguishment of debt	—	132
Changes in operating assets and liabilities:
Accounts receivable	321	(16,917)
Inventory	(9,333)	(43,501)
Prepaid expenses, net supplier advances, and other assets	(3,592)	2,725
Accounts payable, accrued expenses, and other long-term liabilities	(16,776)	20,503
Net cash provided by (used in) operating activities	(10,935)	(16,166)
Cash flows from investing activities:
Cash paid for property and equipment	(982)	(557)
Proceeds from sale of property and equipment	—	—
Net cash used in investing activities	(982)	(557)
Cash flows from financing activities:
Proceeds from issuance of common stock upon initial public offering, net of underwriting discounts and offering costs	—	30,356
Proceeds from exercise of stock options/warrants	3,062	177
Proceeds from settlement of loan to stockholder	—	17,700
Borrowings on credit facility	22,000	—
Repayments of borrowings on credit facility	(22,000)	(25,000)
Proceeds from the term loan	—	30,000
Repayments of the term loan	—	(30,000)
Cash received (paid) on notes payable	(28)	21
Cash paid to acquire treasury stock	—	(50,003)
Cash paid to acquire portion of non-controlling interest	—	(54)
Net cash used in financing activities	3,034	(26,803)
Effects of exchange rate changes on cash and cash equivalents	(178)	35
Net decrease in cash and cash equivalents	(9,061)	(43,491)
Cash and cash equivalents at beginning of the period	28,690	72,181
Cash and cash equivalents at end of the period	$19,629	$28,690

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net income	$(2,810)	$(3,417)	$7,814	$18,992
Depreciation and amortization	460	512	1,901	2,069
Interest income	(21)	(23)	(51)	(127)
Interest expense	45	41	258	360
Income tax expense	16	(1,040)	3,027	5,237
EBITDA	(2,310)	(3,927)	12,949	26,531
Stock-based compensation (a)	1,727	1,739	7,384	3,380
Unrealized (gain)/loss on derivative instruments (b)	(190)	(843)	(6,606)	(2,093)
Foreign currency (gain)/loss (b)	(1,895)	75	(1,387)	2,088
Loss on extinguishment of debt (c)	—	132	—	132
Impairment of intangible assets (d)	6,714	—	6,714	—
Other adjustments (e)		3,424	1,240	6,824
Adjusted EBITDA	$4,046	$600	$20,294	$36,862
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards and forfeitures. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)Non-cash loss on extinguishment of debt related to the early pay down of the 2021 Term Loan with the IPO proceeds which we do not consider in our evaluation of ongoing performance.
(d)Non-cash intangible asset impairment charge of $7 million related to the Runa trademarks and distributor relationships.
(e)Reflects other charges inclusive of legal costs, an impairment loss related to assets held for sale, and other non-recurring expenses (including costs related to public company readiness preparation in 2021 and a 2021 two-year management incentive program structured differently from other regular employee compensation).

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Americas segment
Vita Coco Coconut Water	$58,030	$55,628	$275,964	$231,858
Private Label	19,760	14,182	88,173	80,639
Other	1,932	3,148	9,485	11,394
Subtotal	$79,722	$72,958	$373,622	$323,891
International segment
Vita Coco Coconut Water	$8,460	$8,193	$38,570	$34,639
Private Label	3,334	4,359	12,855	14,007
Other	475	1,074	2,740	6,976
Subtotal	$12,268	$13,626	$54,165	$55,622
Total net sales	$91,990	$86,584	$427,787	$379,513

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Cost of goods sold
Americas segment	$57,515	$52,597	$278,130	$222,027
International segment	12,042	12,400	46,296	44,338
Total cost of goods sold	$69,557	$64,997	$324,426	$266,365
Gross profit
Americas segment	$22,207	$20,361	$95,492	$101,864
International segment	226	1,226	7,869	11,284
Total gross profit	$22,433	$21,587	$103,361	$113,148
Gross margin
Americas segment	27.9%	27.9%	25.6%	31.5%
International segment	1.8%	9.0%	14.5%	20.3%
Consolidated	24.4%	24.9%	24.2%	29.8%

	VOLUME (CE)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Americas segment
Vita Coco Coconut Water	6,189	5,614	29,458	25,096
Private Label	1,850	1,649	9,063	9,292
Other	156	363	1,248	1,194
Subtotal	8,195	7,626	39,769	35,582

International segment*
Vita Coco Coconut Water	1,216	1,166	5,628	5,056
Private Label	457	555	1,783	1,883
Other	7	18	46	231
Subtotal	1,680	1,739	7,457	7,170
Total volume (CE)	9,875	9,365	47,226	42,752
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil.
*International Other excludes minor volume that is treated as zero CE